Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No.1 to Registration Statement on Form S-3 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 31, 2023, relating to the consolidated financial statements of Digital Ally, Inc., which appears in the Annual Report on Form 10-K of Digital Ally, Inc. for the year ended December 31, 2022.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, NY
May 8, 2023